As filed with the Securities and Exchange Commission on December 23, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INNODATA INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	13-3475943
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3 University Plaza

Hackensack, New Jersey 07601

(Address of Principal Executive Offices, Including Zip Code)

INNODATA INC. 2013 STOCK PLAN

(Full Title of the Plan)

Amy R. Agress

Vice President, General Counsel and Secretary

Innodata Inc.

3 University Plaza

Hackensack, New Jersey 07601

(201) 371-8000

(Name and Address, and Telephone Number,

Including Area Code, of Agent for Service)

Copy to:

Oscar D. Folger, Esq.

Folger & Folger

151 W. 46th Street

New York, New York 10036

(212) 697-7300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one).

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (#) (1)		Proposed Maximum Offering Price Per Share ($) (2)	Proposed Maximum Aggregate Offering Price ($) (2)	Amount of Registration Fee ($) (2)

Common Stock, par value $0.01 per share (“Common Stock”)	1,000,000	(3)	2.54	2,540,000.00	327.15

Common Stock	41,096	(4)	2.54	104,383.84	N/A	(7)

Common Stock	306,944	(5)	2.54	779,637.76	N/A	(7)

Common Stock	2,437,078	(6)	N/A	N/A	N/A	(7)

Total	3,785,118			3,424,021.60	327.15

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall also automatically cover any additional shares of the Registrant’s common stock which may become issuable under the Innodata Inc. 2013 Stock Plan (the “2013 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s common stock.
(2)	This estimate is made pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933 solely for purposes of calculating the registration fee. In the case of shares purchasable upon exercise of outstanding options, such assumed offering price is the exercise price provided for in the relevant stock option grant agreement. In the case of shares that may hereafter be issued, such assumed offering price is $2.54, which represents the average of the high and low prices per share of Registrant’s common stock as reported on The Nasdaq Stock Market on December 17, 2013.
(3)	Represents shares that may hereafter be issued pursuant to the 2013 Plan.
(4)	Represents shares which may hereafter be issued pursuant to the 2013 Plan. These shares were previously available for issuance under the Innodata Isogen, Inc. 2009 Stock Plan, as amended and restated (the “Prior Plan”) and were registered under the Registrant’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission, File Nos. 333-172831 and 333-176402 (the “Prior Registration Statements”), on March 15, 2011 and August 19, 2011, respectively.
(5)	Represents shares that had been subject to an award under the Prior Plan that were forfeited and may hereafter be issued pursuant to the 2013 Plan. These shares were previously registered under the Prior Registration Statements.
(6)	Represents shares subject to outstanding awards granted under the Prior Plan that may become available for issuance under the 2013 Plan in the event such shares expire or terminate unexercised, become unexercisable or are forfeited or otherwise terminated, surrendered or canceled without the delivery of shares of stock or other consideration. These shares were previously registered under the Prior Registration Statements. These shares that may become issuable under the 2013 Plan are being carried forward to this Registration Statement pursuant to General Instruction E of Form S-8.
(7)	2,785,118 shares (the “Carry Forward Shares”) out of the 3,785,118 shares registered hereby are being carried forward from the Prior Registration Statements. A total registration fee of $912.85 has been paid with respect to the Carry Forward Shares. Pursuant to Rule 457(p) under the Securities Act and General Instruction E to Form S-8, no additional registration fee is due with respect to the Carry Forward Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Item 2. Registrant Information and Employee Plan Annual Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Registrant, Innodata Inc. (the “Company”) with the Securities and Exchange Commission, are incorporated herein by reference and made a part hereof:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012;
•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013.
•	The Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 7, 2013, April 25, 2013, June 5, 2013, June 7, 2013, July 25, 2013 and October 31, 2013; and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2012; and
•	The description of the common stock of the Company contained in the Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form SB-2 (Registration Statement No. 33-62012) filed with the Securities and Exchange Commission and effective as of June 21, 1994.

All reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the filing of this registration statement, and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

For purposes of this registration statement, any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Common Stock registered hereby have been passed upon for the Company by Oscar D. Folger, Esq. of Folger & Folger, New York, New York. Mr. Folger's wife owns 273,788 shares of the Common Stock of the Company and Mr. Folger's pension plan, of which he is a trustee and principal beneficiary, owns 136,164 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise, if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him or her and incurred by him or her in any indemnified capacity, or arising out of his or her status as such, regardless of whether the corporation would otherwise have the power to indemnify him or her under the DGCL.

The Company’s Restated Certificate of Incorporation provides that the Company shall indemnify its directors and officers, and the directors and officers of its subsidiaries, to the maximum extent permitted by law. The Certificate of Incorporation also provides that a director, or former director, shall not be liable to the corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware, pertaining to the liability of directors for unlawful payment of dividends or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Amended and Restated Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by law, or as otherwise set forth in an Indemnification Agreement entered into between the corporation and an officer or director. Furthermore, the Company has entered into agreements with its directors in which the Company agrees to indemnify the director to the maximum extent permitted by law. The Company also maintains directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1	Form of Innodata Inc. 2013 Stock Plan (1)

5.1	Opinion of Folger & Folger

23.1	Consent of Folger & Folger (contained in Exhibit 5.1)

23.2	Consent of CohnReznick LLP

24.1	Power of Attorney (contained on signature page hereto)

(1) Incorporated herein by reference to Annex A to the Company’s Definitive Proxy Statement, filed with the Securities and Exchange Commission on April 18, 2013.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hackensack, State of New Jersey on the 23rd day of December 2013.

INNODATA INC.

By:	/s/ Jack S. Abuhoff
Jack S. Abuhoff Chairman of the Board of Directors Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jack Abuhoff and Amy Agress his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, with full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Jack S. Abuhoff Jack S. Abuhoff	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	December 23, 2013

/s/ O’Neil Nalavadi O’Neil Nalavadi	Chief Financial Officer and Senior Vice President (Principal Accounting Officer)	December 23, 2013

/s/ Haig S. Bagerdjian Haig S. Bagerdjian	Director	December 23, 2013

/s/ Louise C. Forlenza Louise C. Forlenza	Director	December 23, 2013

/s/Stewart R. Massey Stewart R. Massey	Director	December 23, 2013

/s/ Anthea C. Stratigos Anthea C. Stratigos	Director	December 23, 2013

/s/ Andargachew S. Zelleke Andargachew S. Zelleke	Director	December 23, 2013

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Innodata Inc. 2013 Stock Plan (1)

5.1	Opinion of Folger & Folger

23.1	Consent of Folger & Folger (contained in Exhibit 5.1)

23.2	Consent of CohnReznick LLP

24.1	Power of Attorney (contained on signature page hereto)

(1) Incorporated herein by reference to Annex A to the Company’s Definitive Proxy Statement, filed with the Securities and Exchange Commission on April 18, 2013.